Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisitions (the “Acquisitions”) by Twin River Management Group, a Delaware corporation and wholly owned subsidiary of Bally's Corporation, a Delaware corporation (“Bally's” or the “Company”), of IOC-Kansas City, Inc. (“Casino KC”), Rainbow Casino-Vicksburg Partnership, L.P. (“Casino Vicksburg”) and Eldorado Resort Casino Shreveport (“Shreveport”) (collectively the "Acquired Companies" ) from Caesars Entertainment, Inc. (“Caesars”), formerly Eldorado Resorts, Inc.

On July 1, 2020, the Company closed its acquisition of the outstanding equity securities of each of Casino KC and Casino Vicksburg from Caesars for an aggregated purchase price of $230,000,000 in cash, subject to customary post-closing adjustments pursuant to the terms of an Equity Purchase Agreement dated July 10, 2019 among Bally's, Caesars, and various of their affiliates. This acquisition was funded with available cash on hand at July 1, 2020 the source of which was from borrowings under the Company's existing debt arrangements.

On December 23, 2020, the Company closed its acquisition of the outstanding equity securities of Shreveport from Caesars for a purchase price of $140,000,000 in cash, subject to customary post-closing adjustments pursuant to the terms of an Equity Purchase Agreement dated April 24, 2020 among Bally's, Caesars, and certain of their affiliates. This acquisition was funded with available cash on hand at December 23, 2020 the source of which was from borrowings under the Company's existing debt arrangements.

The Acquisitions are being accounted for as business combinations using the acquisition method with Bally's as the accounting acquirer in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting the respective purchase prices for the Acquisitions will be allocated to the Acquired Companies’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Acquisitions.

The following unaudited pro forma condensed combined financial statements illustrate the effects of the acquisitions of Casino KC and Casino Vicksburg, which closed on July 1, 2020, and Shreveport, which closed December 23, 2020.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2020 and the twelve months ended December 31, 2019 (collectively, the “Pro Forma Statements”) have been prepared in accordance with Article 11 of Regulation S-X, as amended by Securities and Exchange Commission (“SEC’) Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses using accounting policies in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information is based on Bally's and the Acquired Companies historical consolidated financial statements as adjusted to give effect to the Acquisitions.

Accounting policies used in the preparation of the Pro Forma Statements are based on the unaudited financial statements of Bally's for the nine months ended September 30, 2020 and the audited consolidated financial statements of Bally's for the year ended December 31, 2019.

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Bally's management believes are reasonable. The notes to the Pro Forma Statements describe how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Pro Forma Statements. Certain Acquired Companies' historical financial statement caption amounts have been reclassified or combined to conform to Bally's presentation and disclosure requirements.

The Pro Forma Statements should be read in conjunction with the unaudited consolidated financial statements and related notes of Bally's and the unaudited financial statements and related notes of Shreveport as of and for the nine months ended September 30, 2020, the unaudited combined financial statements and related notes of Casino KC and Casino Vicksburg as of and for the six months ended June 30, 2020 and the audited consolidated financial statements and related notes of Bally's and the Acquired Companies as of and for the year ended December 31, 2019.

The unaudited pro forma condensed combined balance sheet combines the balance sheet of Bally's as for September 30, 2020 with the balance sheet of Shreveport as of September 30, 2020 and gives effect the acquisition of Shreveport as if it occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the consolidated statement of operations of Bally’s for the year ended December 31, 2019 with the Acquired Companies consolidated statement of income for the year ended December 31, 2019 and gives effect to the Acquisitions as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the condensed consolidated statement of operations of Bally’s for the nine months ended September 30, 2020 with the Acquired Companies condensed consolidated statement of operations for the six months ended June 30, 2020 in the case of Casino Kansas City and Casino Vicksburg, and nine months ended September 30, 2020 in the case of Shreveport and gives effect to the Acquisitions as if they had occurred on January 1, 2019. Bally’s results of operations included the operations of Casino KC and Casino Vicksburg as of July 1, 2020 and through September 30, 2020.

The unaudited Pro Forma Statements reflect transaction related adjustments management believes are necessary to present fairly Bally’s pro forma balance sheet and results of operations.

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Bally's and the Acquired Companies.

The Pro Forma Statements include adjustments to record assets and liabilities of the Acquired Companies at their estimated respective fair values based on available information and to give effect to the financing for the Acquisitions. The Pro Forma adjustments included herein are subject to change depending on changes in the components of assets and liabilities and as additional analyses are performed. The final allocation of the purchase prices for the Acquisitions will be determined after completion of a thorough analysis to determine the fair value of the Acquired Companies' tangible and identifiable intangible assets and liabilities as of the date the purchases were completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the Pro Forma Statements may change the amount of the purchase price allocated to goodwill, bargain purchase gain and other assets and liabilities, and may impact the Company’s statement of operations in future periods.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2020
(in thousands)

	Bally's	Shreveport	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Assets
Cash and cash equivalents	$114,995	$6,626	$(22,000)	(a)	$99,621
Restricted cash	1,859	—	—		1,859
Accounts receivable, net	17,839	1,819	—		19,658
Inventory	8,575	938	—		9,513
Prepaid expenses and other assets	51,493	399	—		51,892
Total current assets	194,761	9,782	(22,000)		182,543
Property and equipment, net	595,520	79,916	45,906	(b)	721,342
Right of use assets, net	27,346	11,808	(2,548)	(b)	36,606
Goodwill	186,571	—	—		186,571
Intangible assets, net	247,390	20,574	37,566	(b)	305,530
Other assets	5,293	403	—		5,696
Total assets	$1,256,881	$122,483	$58,924		$1,438,288

Liabilities and Shareholders' Equity					—
Current portion of long-term debt	$5,750	$—	$—		$5,750
Current portion of lease obligations	1,456	969	(910)	(b)	1,515
Accounts payable	13,840	1,497	—		15,337
Accrued liabilities	75,029	2,508	2,833	(c)	80,370
Accrued property, gaming and other taxes	—	1,522	(1,522)	(c)	—
Accrued payroll and related	—	1,311	(1,311)	(c)	—
Accrued income taxes payable	—	—	—		—
Intercompany debt	—	—	—		—
Total current liabilities	96,075	7,807	(910)		102,972
Lease obligations, net of current portion	49,993	13,057	1,424	(b)	64,474
Pension benefit obligations	7,785	—	—		7,785
Deferred tax liability	7,581	—	13,580	(b)	21,161
Long-term debt, net of current portion	937,632	—	118,000	(a)	1,055,632
Other long-term liabilities	1,650	446	—		2,096
Total liabilities	1,100,716	21,310	132,094		1,254,120
Commitments and contingencies
Shareholders' equity:
Common stock	304	—	—		304
Additional paid-in-capital	143,180	—	—		143,180
Treasury stock	—	—	—		—
Retained earnings	14,569	101,173	(73,170)	(d)	42,572
Accumulated other comprehensive loss	(1,888)	—	—		(1,888)
Total shareholders'equity	156,165	101,173	(73,170)		184,168
Total liabilities and shareholders' equity	$1,256,881	$122,483	$58,924		$1,438,288

Unaudited Pro Forma Condensed Combined Statement of Income - Nine Months Ended September 30, 2020
(in thousands, except share and per share amounts)

	Bally's	Acquired Companies	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Revenues	$254,696	$75,714	$—		$330,410
Operating costs and expenses:
Gaming, racing, hotel and food and beverage, retail, entertainment and other	95,295	37,170	(1,811)	(e)	130,654

Marketing and promotions	—	2,825	(2,825)	(e)	—
Advertising, general and administrative	117,594	17,669	4,636	(e)	141,788
			(156)	(f)
			2,045	(g)
			—	(h)
Management fee	—	2,045	(2,045)	(g)	—
Acquisition, integration and restructuring	6,984	—	—	(h)	6,984
Goodwill and asset impairment	8,554	—	—		8,554
Gain on insurance recoveries	(1,036)	—	—		(1,036)
Depreciation and amortization of intangibles	28,054	8,212	43	(i)	35,846
			(463)	(j)
Total operating costs and expenses	255,445	67,921	(576)		322,790
(Loss) income from operations	(749)	7,793	576		7,620
Other income (expense):
Interest income	297	—	—		297
Interest expense, net of amounts capitalized	(43,688)	(6,167)	6,167	(k)	(49,952)
			(6,264)	(l)
Total other income (expense)	(43,391)	(6,167)	(97)		(49,655)
(Loss) income before provision for income taxes	(44,140)	1,626	479		(42,035)
(Benefit) provision for income taxes	(18,430)	322	558	(m)	(17,550)
Net (loss) income	$(25,710)	$1,304	$(79)		$(24,485)

Net loss per common share:
Basic	$(0.83)				$(0.79)
Diluted	$(0.83)				$(0.79)
Weighted average common shares outstanding:
Basic	30,825				30,825
Diluted	30,825				30,825

Unaudited Pro Forma Condensed Combined Statement of Income - Year Ended December 31, 2019
(in thousands, except share and per share amounts)

	Bally's	Acquired Companies	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Revenues	$523,577	$198,559	$—		$722,136
Operating costs and expenses:
Gaming, racing, hotel, food and beverage, retail, entertainment and other	185,172	90,084	—		275,256
Marketing and promotions	—	9,199	(9,199)	(e)	—
Advertising, general and administrative	180,400	42,911	9,227	(e)	237,268
			(512)	(f)
			5,242	(g)
			—	(h)
Management fee	—	5,242	(5,242)	(g)	—
Acquisition, integration and restructuring	12,168	—	—	(h)	12,168
Gain on insurance recoveries	(1,181)	—	—		(1,181)
Loss on disposal of property and equipment	—	28	(28)	(e)	—
Depreciation and amortization of intangibles	32,392	14,027	111	(i)	44,192
			(2,338)	(j)
Total operating costs and expenses	408,951	161,491	(2,739)		567,703
Income from operations	114,626	37,068	2,739		154,433
Other income (expense):
Interest income	1,904	—	—		1,904
Interest expense, net of amounts capitalized	(39,830)	(13,050)	13,050	(k)	(59,662)
			(19,832)	(l)
Gain on bargain purchase	—	—	29,153	(n)	29,153
Loss on extinguishment and modification of debt	(1,703)	—	—		(1,703)
Other income	183	—	—		183
Total other income (expense)	(39,446)	(13,050)	22,371		(30,125)
Income before provision for income taxes	75,180	24,018	25,110		124,308
Provision for income taxes	20,050	3,024	10,078	(m)	33,152
Net income	$55,130	$20,994	$15,032		$91,156

Net income per common share:
Basic	$1.46				$2.42
Diluted	$1.46				$2.41
Weighted average common shares outstanding:
Basic	37,705				37,705
Diluted	37,820				37,820

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of Transaction and Basis of Presentation

    The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical financial information of Bally's and the Acquired Companies.

Basis of Presentation

The pro forma financial information has been prepared by Bally’s in accordance with Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The pro forma financial information is not necessarily indicative of what Bally’s consolidated statements of operations or consolidated balance sheet would have been had the Acquisitions been completed as of the dates indicated or will be for any future periods. The pro forma financial statements do not purport to project the future financial position or results of operations of Bally’s following the Acquisitions. The pro forma financial information reflects transaction related adjustments management believes are necessary to present fairly Bally’s pro forma balance sheet and results of operations assuming the Acquisitions had been consummated as of September 30, 2020 and January 1, 2019, respectively. The transaction related adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Bally’s financial condition and results of operations as a result of the closing of the Acquisitions.

    Bally's has concluded that the Acquisitions represent business combinations pursuant to ASC 805. Bally's has completed a preliminary external valuation analysis of the fair market value of the Acquired Companies' assets acquired and liabilities assumed. Using the total consideration for the transactions, Bally's has preliminarily allocated the purchase price to such assets and liabilities as of the acquisition dates. These preliminary purchase price allocations have been used to prepare pro forma adjustments in the Pro Forma Statements. The final purchase price allocations will be determined when Bally's has completed the detailed valuations and other studies and necessary calculations. The final purchase price allocations could differ materially from the preliminary purchase price allocations. The final purchase price allocations may include changes in allocations to intangible assets, goodwill and bargain purchase based on the results of certain valuations and other studies that have yet to be completed and other changes to assets and liabilities.

Items Not Adjusted in the Unaudited Pro Forma Condensed Combined Financial Information

Bally's anticipates that the Acquisitions will result in increased revenues and operating income as a result of reinvestment in the properties and increased marketing spend. The Company expects to invest approximately $40 million of capital to reposition Casino KC, in addition to increased marketing spend to recapture market share at the Acquired Companies. No assurances can be made that Bally's will be able to achieve these revenue and operating income increases, will spend the estimated capital or when any amounts would be realized/incurred, and no such amounts have been reflected in the Pro Forma Statements.

Note 2 — Preliminary Purchase Price Allocations

Casino KC and Casino Vicksburg

    The acquisition of Casino KC and Casino Vicksburg, which closed on July 1, 2020, resulted in Bally's acquiring all of the outstanding equity securities of Casino KC and Casino Vicksburg for an aggregate purchase price of $230 million in cash, subject to certain customary post-closing adjustments. The Company acquired both the operations and real estate of Casino KC and Casino Vicksburg.

Bally's has performed a preliminary valuation analysis of the fair market value of Casino KC and Casino Vicksburg's assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Preliminary as of July 1, 2020
Cash	$4,362
Accounts receivable	582
Inventory	164
Prepaid expenses and other assets	686
Property and equipment	60,865
Right of use asset	10,315
Intangibles	138,160
Other assets	117
Goodwill	53,896
Accounts payable	(614)
Accrued and other current liabilities	(3,912)
Lease obligations	(34,452)
Other long-term liabilities	(306)
Total purchase price	$229,863

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Shreveport based on its estimated fair value as of the closing date.

Shreveport

The acquisition of Shreveport, which closed on December 23, 2020, resulted in Bally's acquiring all of the outstanding equity securities of Shreveport for a purchase price of $140 million in cash, subject to certain customary post-closing adjustments. The Company acquired both the operations and real estate of Shreveport.

    Bally's has performed a preliminary valuation analysis of the fair market value of Shreveport's assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Debit/(Credit)
Cash	$6,626
Accounts receivable	1,819
Inventory	938
Prepaid expenses and other assets	399
Property and equipment	125,822
Right of use asset	9,260
Intangible assets	58,140
Other assets	403
Goodwill	—
Accounts payable	(1,497)
Accrued and other current liabilities	(5,341)
Lease obligations	(14,540)
Deferred income tax liabilities	(13,580)
Other long-term liabilities	(446)
Bargain purchase gain	(28,003)
Total purchase price	$140,000

Under the acquisition method of accounting, the fair value of the acquired tangible and intangible assets and assumed liabilities of Shreveport is estimated as of the closing date, with any excess fair value over the total purchase price recognized as a bargain purchase gain.

Note 3 — Pro forma adjustments

    The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

    (a) Had the transaction closed on September 30, 2020, the Company would have funded the $140 million purchase price with $22 million of cash and $118 million of borrowings under it's existing Credit Facility.

(b) Represents the elimination of the Net parent investment at Shreveport and the initial allocation of purchase price to identified intangibles, fair value adjustments and resulting bargain purchase gain as of September 30, 2020 as follows (in thousands):

Total consideration	$140,000
Net parent investment	(101,173)
Write-down/(write-up) of assets:
Property and equipment, net	(45,906)
Right of use assets	2,548
Intangible assets	(37,566)
(Write-down)/write-up of liabilities:
Short-term lease obligations	(910)
Long-term lease obligations	1,424
Deferred income taxes	13,580
Bargain purchase gain	$(28,003)

(c) Represents the reclassification of balance sheet accounts at Shreveport to conform to the presentation used by Bally's.

(d) Represents the elimination of retained earnings of Shreveport of $101,173 less a bargain purchase gain of $28,003 recorded on the Acquisition as of September 30, 2020.

(e) Represents the reclassification of balances included in Gaming, racing, hotel, food and beverage, retail, entertainment and other, Marketing and promotions and Loss on disposal of property and equipment that Bally's includes in Advertising, general and administrative expenses.

(f) Represents the lease expense adjustment related to the change in right of use asset and lease liability for the Shreveport ground lease and the Casino KC Port City lease in place in Kansas City.

(g) Represents the reclassification to Advertising general and administrative expenses of management fees paid to Eldorado by the Acquired Companies of $2.0 million and $5.2 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, which are not expected to recur. Also included within Advertising, general and administrative expenses for the Acquired Companies are corporate allocations of $2.0 million and $3.2 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively which are not expected to recur.

(h) Included in Advertising, general and administrative expenses for the Acquired Companies were transaction costs of $0.6 million and $0.9 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively. Included in Acquisition, integration and restructuring expenses for Bally's were transaction costs of $1.6 million and $1.3 million during the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively. These transaction costs are not expected to recur.

(i) Represents the amortization of intangible assets related to the Acquisitions over a three- to ten-year period as if the Acquisitions occurred on January 1, 2019. The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated or management’s view based on historical experience with similar assets.

(j) Represents the depreciation adjustment of acquired “property and equipment” resulting from the fair value adjustment of these assets relating to the Acquisitions. Bally's estimated that the fair value of property and equipment was greater than Shreveport's book value by $45.9 million but less than Casino KC and Casino's book value by $8.0 million. Therefore, depreciation expense would increase by $0.3 million, or decrease $0.5 million on a combined basis with Casino KC and Casino Vicksburg, for the nine months ended September 30, 2020 and increase by $0.03 million, or decrease $2.3 million on a combined basis with Casino KC and Casino Vicksburg, for the year ended December 31, 2019 using the straight-line method of depreciation. The estimated remaining useful lives of acquired property and equipment range from 2 years to 40 years.

(k) Represents the reversal of interest expense on the intercompany loan on the books of the Acquired Companies during the nine months ended September 30, 2020 and the year ended December 31, 2019.

(l) Represents interest expense for borrowings that would have been needed to finance both the $230 million purchase price of Casino KC and Casino Vicksburg and the $140 million purchase price for Shreveport on the books of Bally's had the Acquisitions closed on January 1, 2019. The adjustment to record interest expense assumes the additional debt was obtained on January 1, 2019 for both transactions and was outstanding for the entire year in 2019 and the first three months of 2020 at which point the Company had financing in place to pay cash for Casino KC and Casino Vicksburg. The adjustment then assumes the additional debt of $140 million for Shreveport was outstanding through September 30, 2020. The interest rate assumed for purposes of preparing this pro forma financial information is 5.36% for the entire year ended December 31, 2019, 4.43% for the three months ended March 31, 2020, and 3.5% for the period from April 2020 through September 30, 2020. This rate represents the Company's effective borrowing rate on its existing debt for each respective period. A 1/8 of a percentage point increase or decrease in the benchmark rate would result in a change in interest expense of approximately $0.2 million and $0.5 million for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively.

(m) Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rates of 41.8% for the nine months ended September 30, 2020 and 26.7% for the years ended December 31, 2019, respectively.

(n) Represents the non-recurring gain on bargain purchase recorded in connection with the acquisition of Shreveport.